Exhibit 99.4
Goldman, Sachs & Co. | 555 California St. | San Francisco, California 94104
Tel: 415-393-7500
December 11, 2007
Board of Directors
Visual Sciences, Inc.
10182 Telesis Court, 6th Floor
San Diego, California 92121

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Omniture, Inc. Relating to the Common Stock of Omniture, Inc., filed December 12, 2007
Gentlemen:
Reference is made to our opinion letter, dated October 25, 2007, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Visual Sciences, Inc. (the “Company”) of the Consideration (as defined therein) to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Reorganization, dated as of October 25, 2007, by and among Omniture, Inc. (“Parent”), Voyager Acquistion Corp, a wholly owned subsidiary of Parent, and the Company.
The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement, as amended.
In that regard, we hereby consent to the reference to our opinion under the captions “Summary of the Merger — Opinion of Visual Sciences’ Financial Advisor,” “Proposal One — The Merger and Issuance of Common Stock — Background of the Merger,” “Proposal One — The Merger and Issuance of Common Stock — Consideration of the Merger by the Visual Sciences Board of Directors,” and “Proposal One — The Merger and Issuance of Common Stock — Opinion of Visual Sciences’ Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement, as amended and that our opinion is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned

Board of Directors
Visual Sciences, Inc.
December 11, 2007

Registration Statement, as amended), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
(GOLDMAN, SACHS & CO.)